To The Board of Directors, SheerVision, Inc.

Dear Board:

I am writing to regretfully inform you that I am hereby resigning my position as a member of the Board of Directors of SheerVision, Inc.

Unfortunately, the recent adoption of the "Executive Committee" of the Board, together with a lack of communication from the officers, places me in a position of ignorance about both day to day operations, and major decisions affecting the company.

In addition to the obstacles that have been placed in my attempts to act as a Director of the Company, it appears likely that, as a result of the Company's refusal to pay certain monies that are still owed to me from my employment with the Company (which was terminated over a year ago), it will be necessary for me to bring legal action against the Company, which I prefer not to do as a member of the Board.

Please accept my resignation immediately upon your receipt of this letter.

Sincerely,

Jeffrey Lewsadder